Exhibit 99.1

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COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2010 OPERATING RESULTS

ISSAQUAH, Wash., December 10, 2009—Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the first quarter (twelve weeks) of fiscal 2010, ended November 22, 2009.

Net sales for the first quarter of fiscal 2010 increased six percent to $16.92 billion from $16.04 billion during the first quarter of fiscal 2009. On a comparable warehouse basis, that is warehouses open at least one year, net sales increased three percent.

Comparable sales for the first quarter of fiscal 2010 were:

12 Weeks
U.S.	1%
International	13%

Total Company	3%

The strengthening of foreign currencies relative to the U.S. dollar and deflation in the selling price of gasoline had offsetting impacts on comparable sales. Comparable sales excluding these effects were as follows:

12 Weeks
U.S.	2%
International	8%

Total Company	3%

Net income for the first quarter of fiscal 2010 was $266 million, or $.60 per diluted share, compared to $263 million, or $.60 per diluted share, during the first quarter of fiscal 2009.

Costco currently operates 566 warehouses, including 413 in the United States and Puerto Rico, 77 in Canada, 21 in the United Kingdom, seven in Korea, six in Taiwan, nine in Japan, one in Australia and 32 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada.

A conference call to discuss these fiscal 2010 first quarter results is scheduled for 8:00 a.m. (PT) today, December 10, 2009, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such

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statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 22, 2009	November 23, 2008
REVENUE
Net sales	$16,922	$16,036
Membership fees	377	359

Total revenue	17,299	16,395
OPERATING EXPENSES
Merchandise costs	15,081	14,276
Selling, general and administrative	1,777	1,677
Preopening expenses	11	13
Provision for impaired assets and closing costs, net	2	7

Operating income	428	422
OTHER INCOME (EXPENSE)
Interest expense	(24)	(25)
Interest income and other	18	21

INCOME BEFORE INCOME TAXES	422	418
Provision for income taxes	152	152

NET INCOME BEFORE NONCONTROLLING INTERESTS	270	266
Net income attributable to noncontrolling interests	(4)	(3)

NET INCOME ATTRIBUTABLE TO COSTCO	$266	$263

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.61	$0.61

Diluted	$0.60	$0.60

Shares used in calculation (000’s)
Basic	437,173	432,451
Diluted	444,849	440,533

Dividends per share	$0.180	$0.160